Exhibit 10
                              RETIREMENT AGREEMENT
                              --------------------
         This Retirement Agreement ("Agreement") is entered into by and among United States Cellular Corporation ("USCC"), Telephone and Data Systems, Inc. ("TDS"), and H. Donald Nelson ("Mr. Nelson").

         WHEREAS, USCC, TDS, and their subsidiaries, affiliates, and other related entities are in the business of providing cellular telephone, local telephone, personal communication, and other communication services to their customers;

         WHEREAS, TDS employed Mr. Nelson from April, 1983 until May, 1988, and USCC has employed Mr. Nelson since May, 1988;

         WHEREAS, Mr. Nelson formerly was USCC's President and Chief Executive Officer and a member of USCC's Board of Directors, and Mr. Nelson currently is an officer and director of many USCC subsidiaries, affiliates, and other related entities;

         WHEREAS, Mr. Nelson has acquired extensive knowledge of and experience in USCC's and TDS's business during his employment at USCC and TDS;

         WHEREAS, Mr. Nelson has retired from his employment at USCC;

         WHEREAS, USCC, TDS, and Mr. Nelson desire to enter into a consulting relationship after Mr. Nelson's retirement from USCC and TDS;

         WHEREAS, USCC has hired Mr. Nelson's successor who became President and Chief Executive Officer of USCC effective April 10, 2000;

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Mr. Nelson, USCC, and TDS agree as follows:

         1. USCC Employment Period. Effective May 31, 2000, Mr. Nelson commenced an unpaid leave of absence from USCC until his retirement from employment with USCC effective at the end of the day on June 15, 2000. Mr. Nelson will complete any additional necessary paperwork to establish June 15, 2000 as his official USCC retirement date. Mr. Nelson ceased to hold the office of President and Chief Executive Officer of USCC effective at the end of the day on April 9, 2000.

         2. TDS Employment Period. From June 1, 2000 through June 15, 2000, TDS employed Mr. Nelson at a salary of $10,000. Effective at the end of the day on June 15, 2000, Mr. Nelson retired from employment with TDS. Mr. Nelson will complete any additional necessary paperwork to establish June 15, 2000 as his official TDS retirement date.

         3. USCC Employment Benefits. All of Mr. Nelson's employment benefits with USCC, including vacation accrual, ceased effective May 31, 2000 in accordance with the terms of the respective benefit plans.

         4. TDS Employment Benefits. Mr. Nelson shall not be entitled to any employment benefits from TDS including, but not limited to, vacation, life insurance, and disability insurance benefits, other than participation in the Telephone and Data Systems, Inc. and Affiliates Group Health Benefits Plan ("TDS Health Plan"), the Telephone and Data Systems, Inc. and Affiliates Group Dental Plan ("TDS Dental Plan"), and the Telephone and Data Systems, Inc. and
Affiliates Group Vision Plan ("TDS Vision Plan"). On June 16, 2000 and thereafter, Mr. Nelson may continue his TDS Health Plan coverage and will be eligible for retiree life insurance under the Telephone and Data Systems, Inc. and Affiliates Group Insurance Plan on the same terms and conditions as any other retiree eligible to participate under such Plans. TDS will offer Mr. Nelson continuation coverage in accordance with the TDS Dental Plan and TDS Vision Plan pursuant to the requirements of Part 6 of Title I of the Employee
Retirement Income Security Act of 1974, as amended, after his June 15, 2000 retirement date.

         5. Company Car. Mr. Nelson may keep his current company car after May 31, 2000, and he agrees to bear the entire cost of all expenditures (including insurance) for the car after that date. USCC will transfer the car title to Mr. Nelson on or before July 31, 2000.

         6. USCC Equipment. Mr. Nelson may keep the USCC fax machine and cellular telephones that he currently possesses. Mr. Nelson shall bear the entire cost of all maintenance, service, and other expenditures for such equipment after May 31, 2000.

         7. Apartment and Furniture Reimbursement. From June 1, 2000 until December 31, 2000 upon the presentation of appropriate documentation, USCC shall reimburse Mr. Nelson for his monthly apartment rental of $1,011 and his monthly furniture rental of $165.95 for the apartment that Mr. Nelson currently rents in Chicago at The Pavilion.

         8. Stock Options, SARs, and Restricted Shares. All of Mr. Nelson's stock options, other rights to acquire shares (or cash equivalent to the value of such shares), and restricted shares that have been granted on or before May 31, 2000 but have not become vested including, but not limited to, those previously granted unvested stock options and previously granted unvested restricted shares under the United States Cellular Corporation 1994 Long-Term Incentive Plan (as amended and restated in the United States Cellular Corporation 1998 Long-Term Incentive Program) and those previously granted unvested stock appreciation rights under the United States Cellular Corporation Stock Appreciation Rights Plan (as amended and restated in the United States Cellular Corporation Stock Option and Stock Appreciation Rights Plan), shall vest in full effective June 15, 2000. Mr. Nelson shall thereafter be permitted to exercise his stock options and rights in accordance with the terms of those respective plans. Notwithstanding anything to the contrary, Mr. Nelson shall not have any right to receive additional grants of options, other rights, or restricted shares after May 31, 2000 including, but not limited to, performance options or shares that have not been granted as of May 31, 2000 including the minimum 3968 restricted shares that USCC would have awarded to Mr. Nelson on March 31, 2001 under the November, 1998 USCC Special Executive Retention Program. Mr. Nelson also agrees that he is not eligible to make further contributions to any USCC or TDS deferred bonus and compensation plans after May 31, 2000.

         9. Pro-Rata Bonus. On August 1, 2000, USCC will pay Mr. Nelson the gross amount of $97,100 as his pro-rata bonus for 2000. The bonus is based upon a 50% target percentage of Mr. Nelson's current annual base salary pro-rated to the first five months of 2000. Mr. Nelson acknowledges and agrees that he is not entitled to any other bonus payment from USCC or TDS.

         10. Pension, 401(k), and SERP Payments. As soon after Mr. Nelson's June 15, 2000 retirement date as feasible and provided that Mr. Nelson completes the necessary paperwork, Mr. Nelson will begin to receive those payments to which he is entitled pursuant to the Telephone and Data Systems, Inc. Employees' Pension Trust I, the Telephone and Data Systems, Inc. Supplemental Executive Retirement Plan, the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, the Telephone and Data Systems, Inc. Wireless Companies' Pension Plan, the United States Cellular Corporation Supplemental Benefit Agreement, subject to all amendments thereof, and the deferred bonus and compensation arrangements earning interest at Treasury Bond rates and USM stock unit matches, as described in the USCC proxy statement, in accordance with the terms of such plans and agreements. Mr. Nelson shall receive the remaining shares through his Smith Barney account (and cash representing any fractional shares directly) to which he is entitled under the USCC employee stock purchase plan as soon as practicable following June 30, 2000 in accordance with the terms of such plan.

         11. Resignation as Officer and Director from USCC and Other Entities. Effective at the end of the day on April 9, 2000, Mr. Nelson ceased to be an officer of USCC. Effective as of May 17, 2000, Mr. Nelson ceased to be a member of USCC's Board of Directors. Effective at the end of the day on June 15, 2000, Mr. Nelson resigned as an officer and director of all of USCC's subsidiaries, affiliates, and other related entities. Mr. Nelson has resigned as an officer and director of the CTIA and knows of no other industry association in which he represents USCC.

         12. Return of Office and Property. Mr. Nelson represents and warrants that he has vacated his office at USCC as of April 7, 2000 and except as otherwise provided in Paragraphs 5 and 6 hereof, has returned to USCC all of USCC's and its subsidiaries', affiliates', and other related entities' property in his possession. This property includes, but is not limited to, financial records, company credit cards, tapes, records, manuals, employee lists, customer lists, brochures, files, catalogs, price lists, cost information, keys, equipment, and all copies thereof.

         13. Consulting Arrangement. From June 16, 2000 through September 30, 2000, USCC will retain Mr. Nelson as an independent consultant to render consultation, advice, and information concerning the business and operations of USCC and its subsidiaries, affiliates, and other related entities. From October 1, 2000 through December 31, 2003, TDS will retain Mr. Nelson as an independent consultant to render consultation, advice, and information concerning the business and operations of TDS and its subsidiaries, affiliates, and other related entities. During the consulting periods, Mr. Nelson shall honor reasonable requests by USCC and TDS for his services and shall devote reasonable time and his best efforts, skill, and attention to the diligent performance of his consulting duties. USCC, TDS, and their subsidiaries, affiliates, and other related entities shall have no obligation to provide Mr. Nelson with an office or equipment to perform these consulting services. USCC will pay Mr. Nelson a $30,000 consulting fee at the end of July, 2000 for the consulting period from June 16 through July 31, 2000. USCC will pay Mr. Nelson a monthly consulting fee of $20,000 at the end of each month during the consulting period from August 1, 2000 through September 30, 2000. TDS will pay Mr. Nelson a monthly consulting fee of $9,500 at the end of each month during the consulting period from October 1, 2000 through December 31, 2003. Notwithstanding the foregoing, Mr. Nelson will not be required to devote more than 15 hours per month during the consulting periods to providing consulting services without his consent unless the consulting services are litigation-related, in which case USCC or TDS may require Mr. Nelson to devote more than 15 hours per month. Should Mr. Nelson provide more than 15 hours of consulting service during any month, USCC or TDS will compensate Mr. Nelson at the rate of $250 for each additional hour. Mr. Nelson shall perform his consulting duties as an independent contractor without the power to bind, represent, or speak for USCC, TDS, or any of their subsidiaries, affiliates, or other related entities for any purpose whatsoever. Mr. Nelson acknowledges his separate responsibility for all taxes during the consulting period and agrees to indemnify and hold USCC, TDS, and their subsidiaries, affiliates, and other related entities harmless from any claim or liability relating to such taxes. Mr. Nelson will be reimbursed by USCC or TDS for his reasonable out-of-pocket expenses incurred in performing consulting services, including but not limited to business-class air travel. USCC and TDS agree that all requests for his services under this Paragraph 13 shall be reasonable and that USCC and TDS will make reasonable efforts to provide as much advance notice of such requests as possible. Mr. Nelson's inability to comply with USCC's or TDS's requests due to such things as illness, scheduling conflicts, or prior commitments shall not be viewed as a breach of his obligations to provide consulting services pursuant to this Agreement, provided that the purpose of such inability to comply was not to avoid his consulting obligations under this Agreement.

         14. Non-Disclosure and Use of Confidential and Proprietary Information. USCC's and TDS's employment of Mr. Nelson has resulted in his exposure and access to confidential and proprietary information including, but not limited to, USCC's, TDS's, and their subsidiaries', affiliates', and other related entities' customer lists, price lists, operating, service, sales, supply, and other costs, customer information, business plans, financial information, and business strategies which Mr. Nelson did not have access to prior to his employment with USCC and TDS and which information is not generally known to the public and is of great value to USCC and TDS. Mr. Nelson shall not, at any time, make available to any competitor or potential competitor of USCC, TDS, or of their subsidiaries, affiliates, or other related entities or divulge, disclose, or communicate to any person, firm, corporation, or other business entity other than USCC or TDS authorized personnel, in any manner whatsoever, any such confidential or proprietary information, unless authorized to do so in writing by TDS's President and Chief Executive Officer. Under no circumstance shall Mr. Nelson remove any confidential or proprietary information from USCC's, TDS's, or their subsidiaries', affiliates', or other related entities' premises without the express written consent of TDS's President and Chief Executive Officer. Mr. Nelson shall not at any time use any of USCC's, TDS's, or their subsidiaries', affiliates', or other related entities' confidential or proprietary information on behalf of himself or any entity other than USCC or TDS.

        15. Restrictive Covenant and Non-Solicitation. Until December 31, 2003, Mr. Nelson shall not directly, or indirectly through any individual or entity, other than on USCC's or TDS's behalf:

                  (a) provide wireless services similar to those provided by USCC to any customer of USCC. The term "customer" is defined as any individual or entity for which USCC provides service at any time during the period from June 1, 2000 to December 31, 2003;

                  (b) solicit for employment or a business relationship any employee, distributor, dealer, or agent who is employed by or has a business relationship with USCC, TDS, or any of their subsidiaries, affiliates, or other related entities at any time during the period from June 1, 2000 to December 31, 2003.

         16. Injunctive Relief. Mr. Nelson acknowledges that the covenants contained in Paragraphs 14 and 15 above are reasonable in scope and duration, do not unduly restrict Mr. Nelson's ability to engage in his livelihood, and are necessary to protect USCC's and TDS's legitimate business interests. Without limiting the rights of USCC or TDS to pursue and obtain any other legal and/or equitable remedy available to them for any breach by Mr. Nelson of the covenants contained in Paragraphs 14 and 15 above, Mr. Nelson further acknowledges that a breach of those covenants would cause a loss to USCC, TDS, and their subsidiaries, affiliates, and other related entities which could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate USCC and TDS for a breach of those covenants and that, accordingly, USCC and TDS shall be entitled to injunctive relief to prevent any breach or continuing breaches of Mr. Nelson's covenants set forth in Paragraphs 14 and 15 above. Mr. Nelson, USCC, and TDS intend that if, in any action before any Court empowered to enforce those covenants, the Court finds any term, restriction, covenant, or promise to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such Court.

         17. General Release. Mr. Nelson, and anyone claiming through Mr. Nelson, agree not to sue and release USCC, TDS, and any and all parents, divisions, subsidiaries, partnerships, affiliates and/or other related entities of USCC and TDS (whether or not such entities are wholly owned) and each of those entities' past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the "Released Parties"), from any and all claims, whether known or unknown, which Mr. Nelson now has, has ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement including, but not limited to, any and all claims that in any way result from, or relate to, Mr. Nelson's employment or cessation of employment with any of the Released Parties. These released claims further include, but are not limited to, any and all claims that Mr. Nelson could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time:

the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and the Chicago and Cook County Human Rights Ordinances.

         USCC, TDS, and any individual or entity claiming through USCC or TDS, agree not to sue and release Mr. Nelson from any and all claims, whether known or unknown, which USCC or TDS now has, has ever had, or may ever have against Mr. Nelson arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement including, but not limited to, any and all claims that in any way result from, or relate to, Mr. Nelson's employment or cessation of employment with USCC and TDS. USCC and TDS agree to defend, indemnify, and hold harmless Mr. Nelson and his heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which Mr. Nelson may become subject which arise out of, are based upon, or relate to his employment with USCC and TDS.

         18. Litigation Representations. To the best of USCC's, TDS's, and Mr. Nelson's knowledge, each party is unaware of any pending or threatened litigation in which Mr. Nelson is or will be named as an individual defendant or in which Mr. Nelson's legal defenses to such litigation are or would be inconsistent with those of USCC and TDS. Mr. Nelson agrees to cooperate with USCC and TDS in the defense of any pending or subsequently filed litigation as reasonably requested by USCC or TDS.

         19. Letters of Recommendation. On or before July 31, 2000, the Chairman of the Board of USCC and the Chairman of the Board of TDS each shall provide Mr. Nelson with the letters of recommendation attached to this Agreement.

         20. Non-disparagement. Mr. Nelson agrees that he will not engage in any conduct or omission to act, or make any statement or disclosure that is intended or reasonably likely to disparage USCC, TDS, or any of their affiliates, and/or any of their officers or directors. LeRoy T. Carlson, Jr., the current Chairman of the Board of USCC and the President and Chief Executive Officer of TDS, agrees that he will not engage in any conduct or omission to act, or make any statement that is intended or reasonably likely to disparage Mr. Nelson, and that he will instruct the current Chairman of the Board of TDS, TDS's current Executive Vice President - Finance and Chief Financial Officer, TDS's current Vice President - Human Resources, and USCC's current President and Chief Executive Officer to do likewise.

         21. Payment Upon Death. USCC's and TDS's obligations to make salary and consulting payments under this Agreement shall not be affected by Mr. Nelson's death, and if he should die before all salary and consulting payments due him under this Agreement have been paid, any remaining amounts shall be paid to his wife, or if she is not then living, to the estate of the last to die of Mr. Nelson or his wife.

         22. Legal Fees. USCC will pay Gardner, Carton & Douglas, upon presentation of Mr. Nelson's bill, its legal fees and expenses incurred with respect to its representation of Mr. Nelson in connection with this Agreement in an amount not to exceed $10,000.

         23. Acknowledgment of Sufficient Time to Consider This Agreement and to Consult With a Lawyer. Mr. Nelson expressly acknowledges that he has been informed that he may consult with a lawyer of his choice and that he has had sufficient time to consult with his lawyer before executing this Agreement. Mr. Nelson further acknowledges that he has had at least 21 days within which to consider this Agreement.

         24. Revocation Right. Within 7 days following the date of Mr. Nelson's execution of this Agreement, Mr. Nelson shall have the right to revoke this Agreement by serving within such 7-day period written notice of his revocation upon TDS's President and Chief Executive Officer. If Mr. Nelson does not revoke this Agreement during this 7-day period, this Agreement shall become effective on the eighth day after the date of Mr. Nelson's execution of this Agreement and Mr. Nelson shall have no further right to revoke this Agreement.

         25. Knowing and Voluntary Release. Mr. Nelson acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled.

         26. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter:

         (a)  If to USCC or TDS:                     (b)  If to Mr. Nelson:

              LeRoy T. Carlson, Jr.                       H. Donald Nelson
              Chairman                                    President and Chief
              United States Cellular Corporation            Executive Officer
              President and Chief Executive Officer       Cardonvue Enterprises
              Telephone and Data Systems, Inc.            10 Foggy Ridge Way
              30 North LaSalle Street                     Travelers Rest,
              Suite 400                                   South Carolina  29690
              Chicago, IL 60602-2507

         with a copy to:

                  Gregory Wilkinson
                  Vice President and Secretary
                  United States Cellular Corporation
                  Vice President and Secretary
                  Telephone and Data Systems, Inc.
                  8401 Greenway Boulevard
                  Middleton, Wisconsin  53562

         27. Payments to Mr. Nelson. Any checks, stock certificates or other payments or transmittals to Mr. Nelson required by this Agreement shall be sent to him at the address indicated in Paragraph 26(b) above or to such other address that he may provide USCC or TDS in writing.

         28. Waiver. USCC's or TDS's future waiver of a breach by Mr. Nelson of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Mr. Nelson of any such provision or of TDS's or USCC's right to enforce any such provision with respect to Mr. Nelson. No act or omission of USCC shall constitute a waiver of its rights hereunder except for a written waiver signed by the Chairman of USCC. No act or omission of TDS shall constitute a waiver of any of its rights hereunder except for a written waiver signed by TDS's President and Chief Executive Officer.

         29. Successors. USCC and TDS shall cause any and all successors to their businesses to assume and be bound by the terms of this Agreement.

         30. Entire Agreement. This Agreement embodies the entire agreement and understanding of Mr. Nelson, USCC, and TDS with regard to the matters described in this Agreement, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between Mr. Nelson, USCC, and TDS.

         31. Governing Law. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law rules.


         MR. NELSON, USCC, AND TDS EXPRESSLY STATE THAT THEY HAVE READ THIS AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY INTEND TO BE BOUND THEREBY.

UNITED STATES CELLULAR CORPORATION                H. DONALD NELSON

By:  /s/ Leroy T. Carlson Jr.                      /s/ H Donald Nelson
     -----------------------                      --------------------
         LeRoy T. Carlson, Jr.
         Chairman

Dated:  July 18, 2000                            Dated:  July 13, 2000



TELEPHONE AND DATA SYSTEMS, INC.

By:    /s/ LeRoy T. Carlson Jr.
       ------------------------
       LeRoy T. Carlson, Jr.
       President and Chief Executive Officer

Dated:  July 18, 2000


















Signature page to Retirement Agreement for H. Donald Nelson